Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is entered as of this 15th day of September 2017 by and between GlassBridge Enterprises, Inc. f/k/a Imation Corp., a Delaware corporation, on behalf of itself and each of the subsidiaries and affiliates identified herein (collectively, “GBE”) and CMC Magnetics Corporation on behalf of itself and CMC Magnetics Co., Ltd. and any and all of its subsidiaries and affiliates who have claims against GBE and any of its current or future subsidiaries and affiliates worldwide (collectively, “CMC” and together with GBE, each a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are currently involved in disputes and actions and desire to enter into this Agreement to settle comprehensively all such disputes and actions.

NOW, THEREFORE, in exchange for the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, each Party, intending to be legally bound, agrees as follows:

1.	Dismissal of Actions and Release of Claims. In consideration of and conditional upon the completion of (i) the Initial Cash Payment (as defined in Section 2 below), (ii) the issuance and delivery to CMC of the ICJ Promissory Note (as defined in Section 4 below), and (iii) the execution and delivery to CMC of the GBEI Guarantee (as defined in Section 5 below), CMC agrees, upon completion of the last to occur of the foregoing items (i), (ii), and (iii) to:

(A)	promptly cause the dismissal, with prejudice, of each pending action brought by CMC against GBE and all named defendants and co-defendants in such actions, including without limitation the following actions (collectively, the “Actions”):

(1)	CMC Magnetics Co., Ltd. v. Imation Corporation Japan pending in the Tokyo District Court, Civil Division 42, Section D-Go-Ro (Heisei 28 nen (wa) No. 3535) (the “Japanese Litigation”);

(2)	CMC Magnetics Corporation v. Imation Europe B.V. pending in the Noord-Holland District Court/Amsterdam (the “Dutch Litigation”); and

(3)	CMC Magnetic Corporation v. Imation Corp., Imation Latin America, et al. pending in the State of Minnesota District Court/Second Judicial District;

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(B)	release all liens, attachments and encumbrances against any assets of GBE and of any of the named defendants in the Actions (collectively, the “Restricted Assets”); and (C) provide, along with GBE, the mutual general release of claims and covenant not to sue set forth in Section 6, hereof.

2.	Cash Payments. Imation Corporation Japan (“ICJ”) and Imation Europe B.V. (“IEBV”) will pay to CMC the following amounts (the “Cash Payments”):

(a)	ICJ will cause the release and payment to CMC of the Restricted Assets of ICJ in an amount equal to approximately (1) $1,532,869.97 (USD) and (2) ¥856,188,510 (JPY); 1/

(b)	ICJ will pay an additional amount equal to $1,500,000 (USD) to CMC (the “Initial Cash Payment”); and

(c)	IEBV will cause the release and payment to CMC of the Restricted Assets of IEBV in an amount equal to approximately 689,211.32€ (Euro). 2/

Notwithstanding anything to the contrary in this Agreement, including without limitation the releases contemplated hereby, GlassBridge Enterprises, Inc. (“GBEI”) shall guarantee the obligations of ICJ and IEBV to make the Cash Payments required by this Agreement. To the extent any portion of the Cash Payments is required to be disgorged by CMC in an insolvency proceeding for ICJ or IEBV, GBEI shall remain unconditionally liable to CMC for such disgorged amount and waives any and all defenses of any nature to the payment of such amount, providing only that there shall have been entry of a final order in such insolvency proceeding requiring disgorgement by CMC. GBEI, in its discretion, shall either have the obligation to indemnify CMC for any costs or expenses attendant to CMC’s defending any such disgorgement claim, or – provided that GBEI provides CMC with adequate security guaranteeing payment of its reimbursement obligations in the preceding sentence in a form reasonably acceptable to CMC, GBEI shall have the right, but not the obligation, to defend at its own expense any such disgorgement claim on behalf of CMC. The Initial Cash Payment referred to in Section 2(b) above shall be paid by wire transfer to be initiated not later than October 10, 2017, and the Parties shall make best efforts to cause the Initial Cash Payments referred to in Sections 2(a) and 2(c) above to be paid by wire transfer not later than October 10, 2017. CMC shall, at its own expense, provide whatever assistance shall reasonably be required of it by GBE, GBEI, ICJ, IEBV or any other affiliate or subsidiaries whose assets are attached, encumbered, or otherwise restricted by CMC to effectuate the release of such funds which shall be payable to CMC upon such release. All payments made hereunder shall be made by electronic transfer of funds to CMC as follows:

1/	The amount of Restricted Assets of ICJ is subject to adjustment for accrual of interest based on the terms of the applicable bank account(s) and asset attachment(s).

2/	The amount of Restricted Assets of IEBV is subject to adjustment for accrual of interest based on the terms of the applicable bank account(s) and asset attachment(s).

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Bank Name:
Account No.:
Swift Code:
Account Name:

2(I).	Procedural Agreements for Japanese Restricted Assets. With respect to the release of Restricted Assets of ICJ contemplated by Section 2(a) above arising in connection with the Japanese Litigation, the Parties agree as follows: CMC and ICJ shall enter into a settlement before the Tokyo District Court under the court proceedings (saiban-jo-no-wakai), in which (a) ICJ acknowledges that it owes CMC payment obligations in the amount of the Restricted Assets of ICJ and agrees to pay that amount and (b) ICJ agrees to the withdrawal of securities (tanpo) deposited by CMC in relation to the preliminary attachments of ICJ’s assets in Japan.

2(II).	Procedural Agreements for Dutch Restricted Assets. With respect to the release of Restricted Assets of IEBV contemplated by Section 2(c) above arising in connection with the Dutch Litigation, the Parties agree as follows: to the extent necessary to achieve the release of the Restricted Assets of IEBV, CMC and IEBV shall enter into such agreements or submit such documents as are necessary before the Noord-Holland District Court/Amsterdam under such court’s proceedings in which (a) IEBV acknowledges that it owes CMC payment obligations in the amount of the Restricted Assets of IEBV and agrees to pay that amount and (b) IEBV shall agree to the withdrawal of securities, payments, court fees and bonds deposited by CMC in relation to the Dutch Litigation.

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3.	Cooperation in Release of Litigation Related Bonds and Instruments. In addition to the payment of the Cash Payments to CMC, GBE agrees to cooperate in taking the necessary actions to enable CMC to receive all payments made by CMC as security for the Actions set forth in Section 1 above and the proceedings filed by CMC Magnetics Co., Ltd. against Imation Taiwan Ltd. in the Taiwan Shilin District Court, and GBE agrees and acknowledges that such funds belong to CMC (the foregoing, the “CMC Security Payments, Deposits & Bonds”). GBE, GBEI, ICJ, IEBV shall, at its own expense, provide whatever assistance shall reasonably by required of it by CMC to effectuate the release of such CMC Security Payments, Deposits & Bonds.

4.	ICJ Promissory Note.

(a)	GBEI agrees to cause ICJ to issue to CMC on the date hereof a promissory note in the aggregate principal amount of $1,500,000 (USD) in substantially the form attached hereto as Exhibit A (the “ICJ Promissory Note”). Payments of principal under the ICJ Promissory Note shall be due and payable as follows: (1) $500,000 (USD) due and payable on or before January 10, 2018 and (2) $1,000,000 (USD) due and payable on or before October 10, 2019.

(b)	In the event that CMC does not receive timely payment of any amount due under the ICJ Promissory Note, then CMC may demand that such failure to pay be cured by notice sent by Federal Express, DHL, or similar overnight courier service addressed as follows:

Imation Corporation Japan

c/o GlassBridge Enterprises, Inc.

1099 Helmo Ave. N.; Suite 250

Oakdale, MN 55128

Attn: CEO & General Counsel

Such notice shall be deemed received the following business day, after which GBE shall have ten (10) business days to fully cure such breach. In the event GBE fails to fully cure within ten (10) business days, the ICJ Promissory Note shall become immediately due and payable.

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5.	GBEI Guarantee. GBEI shall unconditionally guarantee the obligations of ICJ arising under the ICJ Promissory Note. Such unconditional guarantee shall be evidenced by a Guarantee of GBEI delivered by GBEI to CMC on the date hereof in substantially the form attached hereto as Exhibit B (the “GBEI Guarantee”).

6.	Release Upon Payment.

(a)	Other than with respect to all obligations due CMC under this Agreement (including the delivery of the Cash Payments, the ICJ Promissory Note, and GBEI Guarantee), CMC together with its affiliates and subsidiaries, and its and their respective agents, attorneys, representatives, and assigns (collectively, the “CMC Releasors”) shall be deemed to have released GBE and all of GBE’s subsidiaries and affiliates (including, without limitation, the subsidiaries and affiliates listed on Exhibit C hereto), Joseph A. DePerio, Barry L. Kasoff, Robert Fernander, Realization Services, Inc., the Clinton Group, and Clinton Lighthouse Equity Strategies Fund (Offshore) Ltd.), and with respect to all of the foregoing its and their present and former divisions, subsidiaries, affiliates, associates, owners, predecessors, principals, agents, servants, employees, shareholders, members, partners, agents, officers, directors, consultants, attorneys, and the successors and assigns of each of the foregoing (collectively, the “GBE Releasees”), from any and all claims, demands, causes of action, indebtedness, and obligations of any kind, nature, or description, whether known or unknown, liquidated or unliquidated, at law or in equity, and whether sounding in tort or contract, that CMC or any CMC Releasors ever had, now have, or hereafter can, may or shall have against any of the GBE Releasees from the beginning of time through the date of this Agreement.

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(b)	Other than with respect to all obligations due GBE under this Agreement, GBE together with its affiliates and subsidiaries and each of its and their respective agents, attorneys, representatives, and assigns (collectively, the “GBE Releasors”) shall be deemed to have released CMC, each of its subsidiaries and affiliates, and each of its and their present and former divisions, subsidiaries, affiliates, associates, owners, predecessors, principals, agents, servants, employees, shareholders, members, partners, agents, officers, directors, consultants, attorneys, and the successors and assigns of each of the foregoing (collectively, the “CMC Releasees”) from any and all claims, demands, causes of action, indebtedness, and obligations of any kind, nature, or description, whether known or unknown, liquidated or unliquidated, at law or in equity, and whether sounding in tort or contract, that GBE or any GBE Releasors ever had, now have, or hereafter can, may or shall have against any of the CMC Releasees from the beginning of time through the date of this Agreement.

(c)	In furtherance of the releases set forth in Section 6(a) and 6(b), hereof, the parties hereby covenant not to sue each other in any forum with respect to any claims released by said paragraphs.

(d)	The Parties further agree that the releases set forth in Sections 6(a) and 6(b), above, shall not take effect until the completion of each and all of (i) the Initial Cash Payment, (ii) the issuance and delivery to CMC of the ICJ Promissory Note, and (iii) the execution and delivery to CMC of the GBEI Guarantee.

7.	Stay of Pending Actions Pending CMC Receipt of Cash Payments. The Parties agree that any and all pending Actions, the dismissal of which is contemplated by Section 1 above, shall be immediately stayed, and all further proceedings therein suspended and enjoined upon the execution and delivery of this Agreement, the ICJ Promissory Note, and GBEI Guarantee. GBE and CMC agree to cooperate in taking whatever additional actions or procedural steps may be required to effect the stay of the Actions in the jurisdictions where they are pending. The stay required by this Section 7 shall terminate upon the material breach by any Party of its obligations under Section 2 hereof.

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8.	Confidentiality. Each Party agrees that it will maintain in confidence this Agreement and its terms, unless such Party is required to take action to enforce this Agreement, or compelled to disclose by judicial or administrative process, or in the opinion of counsel, by other requirements of law (including, in the sole discretion of GBE, GBE’s obligations to disclose material agreements pursuant to the disclosure rules promulgated by the United States Securities and Exchange Commission); provided, that, the Parties may provide this Agreement or the details of this Agreement to their respective counsel, accountants, business consultants, and tax advisors, and (if required) current or prospective investors or purchasers, lenders or affiliates, provided further that such Parties are informed as to the confidential nature of this Agreement and affirmatively obligate themselves to maintain such confidentiality.

9.	Interpretation of Agreement. The Parties each acknowledge that this Agreement has been negotiated at arm’s length, and with the assistance of legal counsel, by and between the Parties who are each equally sophisticated and knowledgeable in the matters dealt with in this Agreement. Accordingly, it is mutually agreed by the Parties that the language of this Agreement shall not be presumptively construed either in favor of, or against, any Party on the grounds that such Party is the “drafter” of this Agreement.

10.	Release Not Subject to Cal. Civ. Code § 1542 or Similar Statutes. CMC on behalf of itself and each of the CMC Releasors, and GBE on behalf of itself and each of the GBE Releasors, each acknowledge that upon the date of this Agreement the CMC Releasors and GBE Releasors, respectively, shall be deemed to have, and by operation of this Agreement shall have, expressly waived, relinquished, and released any and all provisions, rights, and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

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A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

11.	Subsequently Learned Information Shall Not Invalidate This Agreement. This Agreement shall not be subject to attack or invalidation on the grounds that any or all of the legal theories or factual assumptions relied upon by any of the Parties for negotiating purposes are ultimately determined to be inaccurate or inappropriate for any reason.

12.	No Admissions Implied. This Agreement has been negotiated and entered into as a settlement and compromise that shall inure to the benefit of all Parties, but shall not constitute or be construed as an admission by any Party as to the validity, invalidity or extent of any asserted claims or defenses, or a waiver or admission of any Party as to any other Party.

13.	Allocation of Expenses of Settlement. The Parties shall each bear its own costs and expenses in connection with the negotiation and execution of this Agreement and the litigations settled thereby, including without limitation, the release of any Restricted Assets and the CMC Security Payments, Deposits & Bonds.

14.	Governing Law, Jurisdiction, and Venue for Enforcement. This Agreement, the negotiation, terms and performance of this Agreement, the rights of the Parties under this Agreement, and all actions arising in whole or in part under or in connection with this Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. GBE hereby irrevocably consents and submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County, and the United States District Court for the Southern District of New York, whichever CMC elects, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement. In the event that a court declines to hear an action relating to this Agreement on the grounds that such an action may not be heard in New York, CMC shall be permitted to sue in state or federal court sitting in Minnesota.

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15.	Authority to Execute Agreement. Each of the Parties executing this Agreement represent and warrant that each signature below is duly authorized on behalf of the Party indicated, and that no further corporate action is necessary to bind such Party to the terms hereof.

16.	No Oral Modifications. The terms of this Agreement may not be changed, modified, waived, discharged, or terminated orally, but only by an instrument or instruments in writing, signed by the Party against which enforcement of the change, modification, waiver, discharge, or termination is asserted.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement as of the first date written above.

CMC MAGNETICS CORPORATION

By: /s/ Bob Wong

Name: Bob Wong

Title: Chairman

GLASSBRIDGE ENTERPRISES, INC.

F/K/A IMATION CORP.

By:	/s/ Danny Zheng
Name:	Danny Zheng
Title:	CFO, Interim CEO

IMATION CORPORATION JAPAN

By:	/s/ Tavis J. Morello
Name:	Tavis J. Morello
Title:	Director

IMATION EUROPE B.V.

By:	IMATION HOLDING B.V.
Its:	Managing Director

By:	GLASSBRIDGE ENTERPRISES, INC.
Its:	Managing Director

By:	/s/ Danny Zheng
Name:	Danny Zheng
Title:	CFO, Interim CEO

Signature Page to Settlement Agreement

EXHIBIT A

Form of ICJ Promissory Note

EXHIBIT B

Form of GBEI Guarantee

EXHIBIT C

Certain Subsidiaries and Affiliates of GlassBridge Enterprises, Inc.

Imation ANZ Pty Ltd.

Imation Corporation Japan

Imation Europe B.V.

Imation Hong Kong Limited

Imation Korea Inc.

Imation Latin America Corp.

Imation Middle East FZE

Imation Singapore PTE Ltd.

Imation Taiwan Ltd.